SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)



                                        Three months ended     Six months ended
                                             June 30,              June 30,
                                        ------------------    ------------------
                                         2000        1999      2000        1999
                                        -------    -------    -------    -------

Net earnings                            $16,561    $17,504    $27,216    $29,607
                                        =======    =======    =======    =======
Weighted average shares:
  Common shares outstanding              63,065     64,027     63,152     63,888

  Common equivalent shares issuable
   upon exercise of employee stock
   options                                  901      1,145        860      1,274
                                        -------    -------    -------    -------

Diluted weighted average shares          63,966     65,172     64,012     65,162
                                        =======    =======    =======    =======

Basic earnings per share                $   .26    $   .27    $   .43    $   .46
                                        =======    =======    =======    =======

Diluted earnings per share              $   .26    $   .27    $   .43    $   .45
                                        =======    =======    =======    =======